EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 3, 2004, accompanying the consolidated financial statements of ARGON ST, Inc. and Subsidiaries, appearing in the 2004 Annual Report of the Company to its shareholders on Form 10-K for the year ended September 30, 2004, which are included and incorporated by reference in this Amendment No. 2 to Registration Statement. We consent to the inclusion and incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Vienna, Virginia
November 15, 2005